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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                OF AEROGEN, INC.

         AeroGen, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         ONE: The name of the corporation is AeroGen, Inc.

         TWO: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on March 12, 1998 under the name AeroGen (Delaware), Inc.

         THREE: The Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:

                                    ARTICLE 1

         The name of this corporation is AEROGEN, INC.

                                    ARTICLE 2

         The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                    ARTICLE 3

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                    ARTICLE 4

         The total number of shares of stock and the classes of stock which the corporation shall have authority to issue is as follows:

         A. CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated "Common Stock" and "Preferred Stock." The total number of shares which this corporation is authorized to issue is One Hundred Two Million Six Hundred Forty Two Thousand Four Hundred Thirty (102,642,430) shares, of which Sixty Two Million (62,000,000) shares with a par value of One-Tenth of One Cent ($.001) shall be Common Stock and Forty Million Six Hundred Forty Two Thousand Four Hundred Thirty (40,642,430) shares with a par value of One-Tenth of One Cent ($.001) shall be Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation shall be issued by series as set forth hereto. The first series of Preferred Stock shall be designated "Series A Preferred Stock" and shall consist of Three Million Eight Hundred Forty-Six Thousand One Hundred Fifty-Six (3,846,156) shares.


                                       1.

The second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of Four Million Four Hundred Eighty-Seven Thousand One Hundred Eighty-Two (4,487,182) shares. The third series of Preferred Stock shall be designated "Series C Preferred Stock" and shall consist of Nine Million Three Hundred Seventy-Five Thousand Three Hundred (9,375,300) shares. The fourth series of Preferred Stock shall be designated "Series D Preferred Stock" and shall consist of Ten Million Two Hundred Eighty-Five Thousand Seven Hundred Fourteen (10,285,714) shares. The fifth series of Preferred Stock shall be designated "Series E Preferred Stock" and shall consist of three million six hundred forty-eight thousand seventy-eight (3,648,078) shares. The sixth series of Preferred Stock shall be designated "Series F Preferred Stock" and shall consist of nine million (9,000,000) shares.

         B. POWERS, PREFERENCES AND RIGHTS, AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF PREFERRED STOCK. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in series. The powers, preferences and rights, and the qualifications, limitations and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are as set forth below in this Division B of Article 4. The Board of Directors is hereby authorized to fix or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or other series of Preferred Stock in certificate(s) of designation or this Certificate of Incorporation, as amended from time to time ("Protective Provisions"), but notwithstanding any other right of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or any other series of Preferred Stock, the powers, preferences and rights of and the qualifications, limitations and restrictions on, any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock), prior or subsequent to the issue of any shares of that series, but not below the number of shares of such series then outstanding, in case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

1.       DIVIDEND RIGHTS.

         The holders of the Preferred Stock shall be entitled to receive, out of any funds legally available therefor, dividends on each outstanding share of Preferred Stock payable in preference and priority to any payment of any dividend on any shares of Common Stock of the corporation at an annual rate of $.0312 per share of Series A Preferred Stock, $.0624 per share of Series B Preferred Stock, $.08 per share of Series C Preferred Stock, $.14 per share of Series D Preferred


                                       2.
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Stock, $.208 per share of Series E Preferred Stock, and $.18 per share of Series
F Preferred Stock, when and as declared by the Board of Directors. Dividends on the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be paid ratably to holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, based on the number of shares held. The right to such dividends on the Preferred Stock shall be noncumulative. No right shall accrue to holders of shares of Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue any interest. Dividends, if paid, or if declared and set apart for payment, must be paid or declared and set apart for payment on all outstanding Preferred Stock contemporaneously. Dividends shall be paid in cash. No shares of Common Stock shall receive any dividend at a rate which is greater than the rate at which dividends are simultaneously paid in respect of the Preferred Stock (based on the number of shares of Common Stock into which the Preferred Stock is convertible on the date of dividend).

         Dividends shall be paid by forwarding a check, postage prepaid, to the address of each holder (or, in the case of joint holders, to the address of any such holder) of Preferred Stock as shown on the books of the corporation, or to such other address as such holder specifies for such purpose by written notice to the corporation. The forwarding of such check shall satisfy all obligations of the corporation with respect to such dividends, unless such check is not paid upon timely presentation.

2.       LIQUIDATION RIGHTS

         In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or not, each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to $0.39, $.78, $1.00, $1.75, $2.60 and $2.25, respectively
(each, as adjusted for stock splits, combinations or similar events and hereafter referred to as the "Original Issue Price" of such series) plus all declared and unpaid dividends, if any. If upon the occurrence of a liquidation, dissolution or winding up, the assets and surplus funds distributed among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and surplus funds of the corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, in proportion to the aggregate amount payable to each of such holders pursuant to the immediately preceding sentence. If upon the occurrence of a liquidation, dissolution or winding up, after the payment to the holders of Preferred Stock of the preferential amount, assets or surplus funds remain in the corporation, the holders of Preferred Stock and Common Stock shall be entitled to receive all such remaining assets and surplus funds pro rata on an as-if-converted basis.

         No later than 20 days before any event that, pursuant to Section 5(j), permits a holder of Preferred Stock to have each share of Preferred Stock held by such holder treated for all purposes as if it had been converted into Common Stock (for purposes of this Section 2, a "Merger or Sale


                                       3.
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of Corporation"), the corporation shall deliver a notice to each holder of
Preferred Stock setting forth the principal terms of such Merger or Sale of Corporation. Such notice shall be deemed delivered upon personal delivery or five days after deposit in the United States mail, by registered or certified mail, addressed to a party at its address as shown on the stock records of the corporation. Such notice shall include a description of the amounts that would be paid to holders of Preferred Stock under this Section 2 and of the consideration that such holders would receive if they exercised their rights under Section 5(j) to have shares of Preferred Stock treated as if they had been converted into Common Stock. No later than ten days after delivery of the notice, each holder of Preferred Stock may deliver an election to the corporation notifying the corporation that the holder desires that such holder's shares of Preferred Stock be treated, pursuant to Section 5, as if they had been converted into shares of Common Stock and, if no such notice is delivered, such holder shall receive such amounts as are provided for under this Section 2 as any Merger or Sale of Corporation shall be deemed a liquidation, dissolution or winding up of the corporation for the purposes of this Section 2.

3.       VOTING RIGHTS.

         (a) VOTE OTHER THAN FOR DIRECTORS. Except as otherwise set forth herein or required by law, the holders of Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders' meeting and to vote upon any matter submitted to the stockholders for a vote, other than the election of directors, or to act by written consent, as follows: (i) the holders of Preferred Stock shall have one vote for each full share of Common Stock into which their respective shares of Preferred Stock are convertible on the record date for the vote and (ii) the holders of Common Stock shall have one vote per share of Common Stock.

         (b)      VOTING FOR DIRECTORS.

                  (i) The holders of shares of Preferred Stock voting as a class shall be entitled to elect two (2) directors. The holders of shares of Common Stock voting as a class shall be entitled to elect two (2) directors. The holders of shares of Series D Preferred Stock voting as a class shall be entitled to elect one (1) director. The remaining director or directors shall be elected by the affirmative vote of the holders of the Preferred Stock and of the holders the Common Stock, voting together as a class with the holders of Preferred Stock having one vote for each full share of Common Stock into which their respective shares of Preferred Stock are convertible on the record date for the vote. If no shares of Preferred Stock remain outstanding, then the directors otherwise elected by the Preferred Stock as provided above in this
Section 3(b), shall be elected by the holders of Common Stock. In the case of any vacancy in the office of a director elected by a specified group of stockholders, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of a majority of the shares of such specified group given at a special meeting of such stockholders duly called or by an action by written consent for that purpose. Any director who shall have been elected by a specified group of stockholders may be removed during the aforesaid term of office, either for or without cause by, and only by, the affirmative vote of the holders of a majority of the shares of such specified group, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose, and any such vacancy thereby created may be filled by the vote of the holders of a majority of the shares of such specified group represented at such meeting or in such consent.


                                       4.
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                  (ii) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the corporation is subject to Section 2115(b) of the California General Corporation Law (" CGCL"). During such time or times that the corporation is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (a) the names of such candidate or candidates have been placed in nomination prior to the voting and (b) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

4.       CERTAIN TAXES.

         The corporation shall pay any and all issuance and other taxes (excluding any federal or state income taxes) that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of Preferred Stock. The corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock to which such issuance relates were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the corporation, if required, the amount of any such tax, or it is established to the satisfaction of the corporation that such tax has been paid.

5.       CONVERSION TO COMMON STOCK.

         The Preferred Stock shall be convertible into Common Stock of the corporation as follows:

         (a) DEFINITIONS. For purposes of this Section 5 the following definitions shall apply:

                  (i) "COMMON STOCK EQUIVALENTS" shall mean Convertible Securities and rights entitling the holder thereof to receive directly, or indirectly, additional shares of Common Stock without the payment of any consideration by such holder for such additional shares of Common Stock or Common Stock Equivalents.

                  (ii) "COMMON STOCK OUTSTANDING" shall mean the aggregate of all Common Stock outstanding and all Common Stock issuable upon exercise of all outstanding Options and conversion of all outstanding Convertible Securities.

                  (iii) "CONVERSION PRICE" with respect to a series of Preferred Stock, shall mean the price, determined pursuant to this Section 5, at which shares of Common Stock shall be deliverable upon conversion of such series of Preferred Stock.


                                       5.

                  (iv) "CONVERTIBLE SECURITIES" shall mean any indebtedness or shares of stock or other securities convertible into or exchangeable for Common Stock, including without limitation Preferred Stock.

                  (v) "CURRENT CONVERSION PRICE" with respect to a series of Preferred Stock, shall mean the Conversion Price immediately before the occurrence of any event, which, pursuant to Section 5(c), causes an adjustment to the Conversion Price of such series of Preferred Stock.

                  (vi) "ISSUANCE DATE" shall mean the first date on which this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

                  (vii) "OPTIONS" shall mean any rights, warrants or options to subscribe for or purchase or otherwise acquire Common Stock or Convertible Securities.

         (b) RIGHT TO CONVERT; INITIAL CONVERSION PRICE. Each holder of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock may, at any time, convert any or all shares of such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, into fully-paid and non-assessable shares of Common Stock at the Conversion Price for such series of Preferred Stock. Each share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing the Conversion Price in effect at the time of conversion for Series A Preferred Stock into $0.39 for each share of Series A Preferred Stock being converted; the Conversion Price of the Series A Preferred Stock shall initially be $0.39 per share of Common Stock. Each share of Series B Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing the Conversion Price in effect at the time of conversion for Series B Preferred Stock into $0.78 for each share of Series B Preferred Stock being converted; the Conversion Price of the Series B Preferred Stock shall initially be $0.78 per share of Common Stock. Each share of Series C Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing the Conversion Price in effect at the time of conversion for Series C Preferred Stock into $1.00 for each share of Series C Preferred Stock being converted; the Conversion Price of the Series C Preferred Stock shall initially be $1.00 per share of Common Stock. Each share of Series D Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing the Conversion Price in effect at the time of conversion for Series D Preferred Stock into $1.75 for each share of Series D Preferred Stock being converted; the Conversion Price of the Series D Preferred Stock shall initially be $1.75 per share of Common Stock. Each share of Series E Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing the Conversion Price in effect at the time of conversion for Series E Preferred Stock into $2.60 for each share of Series E Preferred Stock being converted; the Conversion Price of the Series E Preferred Stock shall initially be $2.60 per share of Common Stock. Each share of Series F Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing the Conversion Price in effect at the time of conversion for Series F Preferred Stock into $2.25 for each share of Series F Preferred Stock being converted; the Conversion Price of the Series F Preferred Stock shall initially be $2.25 per share of Common Stock. The initial Conversion Price of each series of Preferred Stock shall be


                                       6.
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subject to adjustment from time to time in certain instances as hereinafter provided. No adjustments with respect to conversion shall be made on account of any dividends that may be declared but unpaid on the Preferred Stock surrendered for conversion, but no dividends shall thereafter be paid on the Common Stock unless such unpaid dividends have first been paid to the holders entitled to payment at the time of conversion of the Preferred Stock.

         Before any holder of Preferred Stock shall be entitled to convert the same into Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, to the office of the corporation or any transfer agent for such Preferred Stock and shall give written notice to the corporation at such office that such holder elects to convert the same. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to such holder's nominee or nominees, certificates for the number of full shares of Common Stock to which such nominee shall be entitled, together with cash in lieu of any fraction of a share as hereinafter provided and for any declared and unpaid dividends on the Preferred Stock, and, if less than all of the shares of Preferred Stock represented by such certificate are converted, a certificate representing the shares of Preferred Stock not converted. Such conversion shall be deemed to have been made as of the date of such surrender of the certificate for the Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date. If the conversion is in connection with an offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

         (c) ADJUSTMENTS TO CONVERSION PRICE. Subject to Section 5(c)(v), the Conversion Price in effect from time to time for the Preferred Stock shall be subject to adjustment in certain cases as follows below. Notwithstanding anything else herein, Sections 5(c)(i), 5(c)(ii) and 5(c)(iii) below shall not apply to holders of Series E Preferred Stock.

                  (i) ISSUANCE OF SECURITIES. In the event the corporation shall at any time after the Issuance Date issue or sell any Common Stock (or shall be deemed to have issued Common Stock pursuant to Section 5(c)(i)(c) below) for a consideration per share less than the Current Conversion Price with respect to a series of Preferred Stock, then, and thereafter successively upon each such issuance or sale, the Current Conversion Price of such series of Preferred Stock shall simultaneously with such issuance or sale be adjusted (downward only) to a Conversion Price (calculated to the nearest cent) determined by dividing

                           (1) an amount equal to (x) the total number of shares
of Common Stock Outstanding when the Current Conversion Price for such series of Preferred Stock became effective multiplied by the Current Conversion Price for such series of Preferred Stock, plus (y) the aggregate of the amount of all consideration, if any, received by the corporation for the issuance or sale of Common Stock since the Current Conversion Price for such series of Preferred Stock became effective, including the aggregate consideration received by the corporation for the Common Stock giving rise to such adjustment, by


                                       7.
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                           (2) the total number of shares of Common Stock
Outstanding immediately after such issuance or sale.

         For the purposes of this Section 5(c), the following provisions shall also be applicable:

                  (a) CASH CONSIDERATION. In the event of the issuance or sale of additional Common Stock, Options or Convertible Securities for cash, the consideration received by the corporation therefor shall be deemed to be the amount of cash received by the corporation for such shares (or, if such securities are offered by the corporation for subscription, the subscription price, or, if such securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price), without deducting therefrom any compensation or discount paid or allowed to underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith.

                  (b) NON-CASH CONSIDERATION. In the event of the issuance (otherwise than upon conversion or exchange of Convertible Securities) or sale of additional Common Stock, Options or Convertible Securities for a consideration other than cash or a consideration a part of which shall be other than cash, the fair value of such consideration as determined by the Board of Directors of the corporation in the good faith exercise of its business judgment, irrespective of the accounting treatment thereof, shall be deemed to be the value, for purposes of this Section 5, of the consideration other than cash received by the corporation for such securities.

                  (c) OPTIONS AND CONVERTIBLE SECURITIES. In the event the corporation shall in any manner issue or grant any Options or any Convertible Securities, the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable shall (as of the date of issue or grant of such Options or, in the case of the issue or sale of Convertible Securities other than where the same are issuable upon the exercise of Options, as of the date of such issue or sale) be deemed to be issued and to be outstanding for the purpose of this Section 5(c)(i) and to have been issued for the sum of the amount (if any) paid for such Options or Convertible Securities and the initial amount (if any) payable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (as set forth in such Option or Convertible Security without regard to any provisions contained therein for a subsequent adjustment of such number) at the time such Convertible Securities first become convertible or exchangeable: provided that, subject to the provisions of Section 5(c)(ii), no further adjustment of the Conversion Price of a series of Preferred Stock shall be made upon the actual issuance of any such Common Stock or Convertible Securities or upon the conversion or exchange of any such Convertible Securities.

                  (ii) CHANGE IN OPTION PRICE OR CONVERSION RATE. In the event that the purchase price provided for in any Option referred to in subsection 5(c)(i)(c), or the rate at which any Convertible Securities referred to in subsection 5(c)(i)(c) are convertible into or exchangeable for shares of Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution), the Current Conversion Price of each series of Preferred Stock in effect at the time of such event shall forthwith be readjusted to the Conversion Price that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or


                                       8.

conversion rate, as the case may be, at the time initially granted, issued or sold. In the event that the purchase price provided for in any such Option referred to in subsection 5(c)(i)(c), or the additional consideration (if any) payable upon the conversion or exchange of any Convertible Securities referred to in subsection 5(c)(i)(c), or the rate at which any Convertible Securities referred to in subsection 5(c)(i)(c) are convertible into or exchangeable for shares of Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of shares of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Current Conversion Price of a series of Preferred Stock then in effect hereunder shall, upon issuance of such shares of Common Stock, be adjusted to such amount as would have obtained had such Option or Convertible Security never been issued and had adjustments been made only upon the issuance of the shares of Common Stock delivered as aforesaid and for the consideration actually received for such Option or Convertible Security and the Common Stock.

                  (iii) TERMINATION OF OPTION OR CONVERSION RIGHT. In the event of the termination or expiration of any right to purchase Common Stock under any Option or of any right to convert or exchange Convertible Securities, the Current Conversion Price of a series of Preferred Stock shall, upon such termination, be changed to the Conversion Price of such series of Preferred Stock that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the shares of Common Stock issuable thereunder shall no longer be deemed to be Common Stock Outstanding.

                  (iv) STOCK SPLITS, DIVIDENDS, DISTRIBUTIONS AND COMBINATIONS. In the event the corporation should at any time or from time to time after the Issuance Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive any other distribution payable in additional shares of Common Stock or Common Stock Equivalents, then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of each series of Preferred Stock shall be increased in proportion to such increase in the number of outstanding shares of Common Stock (including for this purpose, Common Stock Equivalents). If the number of shares of Common Stock outstanding at any time after the Issuance Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in the number of outstanding shares of Common Stock.

                  (v) OTHER EVENTS ALTERING CONVERSION PRICE. Upon the occurrence of any event not specifically denominated in this Section 5 as reducing the Conversion Price of a series of Preferred Stock that, in the reasonable exercise of the business judgment of the Board of Directors of the corporation requires, on equitable principles, the reduction of the Conversion Price of such series of Preferred Stock, such Conversion Price will be equitably reduced.


                                       9.

                  (vi) MISCELLANEOUS CONVERSION PRICE MATTERS. The corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon conversion of all the then outstanding Preferred Stock and shall, at its own expense, take all such actions and obtain all such permits and orders as may be necessary to enable the corporation lawfully to issue such Common Stock upon the conversion of such Preferred Stock.

                  (vii) EXCLUDED EVENTS. Notwithstanding anything in this
Section 5 to the contrary, the Conversion Price of a series of Preferred Stock shall not be adjusted by virtue of (i) the conversion of shares of Preferred Stock into shares of Common Stock, (ii) the repurchase of shares from the corporation's employees, consultants, officers or directors at such person's cost (or at such other price as may be agreed to by the corporation's Board of Directors), or (iii) the issuance and sale of, or the grant of Options to purchase, shares of Common Stock to employees, advisors, directors, officers or consultants of the corporation or its subsidiaries (including shares issued or sold pursuant to the exercise of any stock option or purchase pursuant to a grant under the corporation's stock option plan or stock purchase plan) at any time which have been approved by the Board of Directors, and none of such shares referenced in clause (iii) shall be included in any manner in the computation from time to time of such Conversion Price under Subsection 5(c)(i) or in Common Stock Outstanding for purposes of such computation.

                  (viii) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 5, the corporation, at its expense, shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall furnish or cause to be furnished to such holder a certificate setting forth (A) such adjustment and readjustment, (B) the Current Conversion Price of such series of Preferred Stock at the time in effect before and after such adjustment or readjustment, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

         (d) OTHER DIVIDENDS. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights for which such series of Preferred Stock are not entitled to adjustment pursuant to subsection 5(c)(i)(c), then, in each such case for the purpose of this Section 5(d), the holders of such series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of such series of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution and had they thereafter during the period from the date of such event to and including the conversion date, retained such securities receivable by them during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock; provided that such holder actually holds such shares of Preferred Stock on the record date.


                                      10.

         (e) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or a sale of assets transaction for which each series of Preferred Stock (including, without limitation, the Series E Preferred Stock) is entitled to adjustment pursuant to this Section 5), provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of shares of Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of shares of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

         (f) SUCCESSIVE CHANGES. The above provisions of this Section 5 shall similarly apply to successive issuances, deemed issuances, dividends, sales or other distributions, subdivisions and combinations on or of the Common Stock after the Issuance Date.

         (g) NO IMPAIRMENT. The corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

         (h) NO FRACTIONAL SHARES. No fractional shares shall be issued upon conversion of shares of Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the next smaller whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. The value of any fractional share issuable upon conversion shall be paid in cash by the corporation.

         (i) AUTOMATIC CONVERSION. Immediately upon (a) the closing of the corporation's registration statement on Form S-1 pursuant to which Common Stock is sold to the public by the corporation (or selling stockholders, if any) in a firmly underwritten public offering registered under the Securities Act of 1933, as amended, at a per share public offering price of not less than $3.50 (equitably adjusted for any stock split, combination or similar event) and an aggregate public offering price not less than $15,000,000, or (b) the conversion of at least fifty percent (50%) of the then outstanding shares of Preferred Stock, each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price for such Preferred Stock then in effect. On and after said conversion date, notwithstanding that any certificates for the shares of Preferred Stock shall not have been surrendered for conversion, the shares of Preferred Stock evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the



                                      11.

holder (i) to receive the shares of Common Stock to which such holder shall be entitled upon conversion thereof, (ii) to receive the amount of cash payable in respect of any fractional share of Common Stock to which such holder shall be entitled, and (iii) with respect to dividends declared but unpaid on Preferred Stock prior to such conversion date. In the event that any holder of Preferred Stock presents such holder's certificate therefor for surrender to the Company or its transfer agent upon such conversion, a certificate for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on such conversion date promptly will be issued and delivered to such holder.

         (j) MERGER: SALE OF CORPORATION. In the event, after the Issuance Date of any proposed consolidation of the corporation with, or merger of the corporation with or into another corporation (other than a consolidation or merger in which the corporation is the continuing corporation, the stockholders of the corporation immediately prior to such event own more than fifty percent (50%) of the voting and capital stock of the continuing corporation and which does not result in any reclassification of, or change in, the outstanding shares of Common Stock), or in the event of any proposed sale or transfer to another corporation of all or substantially all of the assets of the corporation, or in the event of a sale or transfer of a majority of the voting power of the corporation, any holder of Preferred Stock may, by delivery of election pursuant to Section 2 above, elect to have each share of Preferred Stock held by such holder treated for all purposes as if it had been converted into Common Stock on the earlier of (i) the record date, if any, for voting by holders of Common Stock on such event and (ii) the date of such event.

6.       REDEMPTION.  The Preferred Stock is not redeemable.

7. COVENANTS. In addition to any other rights provided by law, the corporation shall not take any of the following actions.

         (a) HOLDERS OF PREFERRED STOCK. So long as any shares of Preferred Stock shall be outstanding, the corporation shall not without first obtaining the affirmative vote or written consent of the holders of more than fifty percent (50%) of the outstanding shares of Preferred Stock voting together as a class:

                  (i) amend or repeal any provision of, or add any provision to, this Certificate of Incorporation (including any Certificate of Designation) or the corporation's By-laws if such action would alter or change the preferences, rights, privileges or powers of or the restrictions provided for the benefit of, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, or increase or decrease the number of shares of Preferred Stock in total or of any series authorized hereby; provided that any such amendment or repeal of, or addition to, this Certificate of Incorporation or the corporation's By-laws which affects the preferences, rights, privileges or powers of one series of Preferred Stock shall affect each other series of Preferred Stock in a like manner and on a proportionate basis or a vote will be required for such adversely affected series of Preferred Stock as a separate class;

                  (ii) authorize or issue shares of any class or series of stock not authorized herein having any preference or priority as to voting, dividends or assets (including liquidation) superior to or on a parity with any such preference or priority of the Series A Preferred Stock,



                                      12.

Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock; or authorize or issue shares of stock of any class or series of any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this corporation having any preference or priority as to voting, dividends or assets (including liquidation) superior to or on a parity with any such preference or priority of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock;

                  (iii) reclassify any class or series of any Common Stock into shares having any preference or priority as to voting, dividends or assets (including liquidation) superior to or on a parity with any such preference or priority of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock;

                  (iv) apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries (as defined in Section 425 of the Internal Revenue Code of 1986, as amended (the "Code") or otherwise, of any shares of any class or series of Common Stock, except from employees, advisors, officers, directors and consultants of, and persons performing services for this corporation or its subsidiaries on terms approved by the Board of Directors upon termination of employment or association;

                  (v) do any act or thing which would result in taxation of the holders of shares of the Preferred Stock under Section 305 of the Code (or any comparable provision of the Code as hereafter from time to time amended);

                  (vi) sell, convey or otherwise dispose of all or substantially all of its property or business, or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any other transaction or series of related transactions disposing of or transferring at least 50% of the voting power or capital stock of the corporation; or

                  (vii) increase or decrease the authorized number of shares of Preferred Stock or Common Stock.

         (b) HOLDERS OF SERIES D PREFERRED STOCK. So long as any shares of Series D Preferred Stock shall be outstanding, the corporation shall not without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series D Preferred Stock voting together as a class, apply any of its assets to the purchase of any shares of any class or series of the corporation's stock having any preference or priority junior to or on a parity with the Series D Preferred Stock, except from employees, advisors, officers, directors and consultants of, and persons performing services for, this corporation or its subsidiaries on terms approved by the Board of Directors upon termination of employment or association.

         (c)      DIRECTORS.



                                      13.

         Without first obtaining the approval of at least a majority of the Board of Directors, the corporation shall not enter into any contracts with, or make any investments in, persons not resident within North America.

                  (viii) Without first obtaining the approval of a majority of the directors elected by the holders of Preferred Stock, the corporation shall not:

                           (1) increase the number of shares reserved for
issuance to employees, consultants and directors of the corporation pursuant to incentive plans or agreements;

                           (2) incur indebtedness in principal amount in excess
of $1,000,000; or

                           (3) commit or make any capital expenditures in excess
of $200,000 in the aggregate.

         C.       COMMON STOCK.

         1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

         2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the corporation, the assets, of the corporation shall be distributed as provided in Section 2 of Division B of this Article 4.

         3.       REDEMPTION.  The Common Stock is not redeemable.

         4. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote and shall be entitled to notice of any stockholders' meeting in accordance with the By-laws of this corporation, and shall be entitled to vote, or act by written consent, upon such matters and in such manner as may be provided by law. With respect to the election of directors, the holders of Common Stock shall vote in the same manner as provided in Section 3(b)(ii) herein.

         5. NO PREEMPTIVE RIGHTS. The holders of the Common Stock shall not by virtue of this Certificate of Incorporation have any preemptive rights.

                                    ARTICLE 5

         The corporation is to have perpetual existence.

                                    ARTICLE 6

         In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:



                                      14.

         A. The board of directors of the corporation is expressly authorized to adopt, amend or repeal the By-laws of the corporation; provided, however, that the By-laws may only be amended in accordance with the provisions thereof and the provisions herein.

         B. Elections of directors need not be by written ballot unless the By-laws of the corporation shall so provide.

         C. The books of the corporation may be kept at such place within or without the State of Delaware as the By-laws of the corporation may provide or as may be designated from time to time by the board of directors of the corporation.

                                    ARTICLE 7

         Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receivers appointed for the corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority, in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

         A. NO PERSONAL LIABILITY. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation and its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (3) under section 174 of the Delaware General Corporation law, or (4) for any transaction from which the director derived an improper personal benefit.

         B. INDEMNIFICATION. Each person who is or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held



                                      15.

harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in the second paragraph hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof), was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this section shall be a contract right and shall include the right to be paid by the corporation for any expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

         If a claim under the first paragraph of this section is not paid in full by the corporation within thirty (30) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense in any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnity the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this section shall not be exclusive of



                                      16.

any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         C. INSURANCE. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         D. REPEAL AND MODIFICATION. Any repeal or modification of the foregoing provisions of this Article 7 shall not adversely affect any right or protection of a director, officer, employee or agent of the corporation existing at the time of such repeal or modification.

         E. VOTE REQUIRED TO AMEND OR REPEAL. The amendment or repeal of this
Article 7 shall require the approval of the holders of shares representing at least sixty six and two-thirds percent (66-2/3%) of the shares of the corporation entitled to vote in the election of directors, voting as one class.

                                    ARTICLE 8

         Subject to the express provisions hereof, this corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

                                      *****
         FOURTH: This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the corporation.

         FIFTH: This Amended and Restated Certificate of Incorporation was duly adopted by the written consent of a majority of the stockholders of the corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and written notice of such action has been given as provided in Section 228.


                                      17.

         IN WITNESS WHEREOF, AeroGen, Inc. has caused this certificate to be signed by the undersigned officer, thereunto duly authorized, this 5TH day of JULY, 2000.



                                          By:  /s/ Jane Shaw
                                               ---------------------------------
                                               Jane Shaw
                                               Chairman and CEO





                                      18.